Exhibit 99.2

China HGS Real Estate Inc First Quarter of Fiscal 2010 Conference Call
Participants: Elaine Ketchmere, Jessie Zheng, Xiaojun Zhu, Ran Xiong
=====================================================
Introduction: Elaine Ketchmere, CCG Investor Relations

Good morning, ladies and gentlemen, and good evening to those of you joining us in China. I’m Elaine Ketchmere from CCG Investor Relations.  I would like to welcome all of you to China HGS Real Estate Inc’s first ever earnings conference call. Today, we will discuss the Company’s first quarter fiscal 2010 financial results. With me today are China HGS’s Chief Executive Officer and Chairman, Mr. Xiaojun Zhu and the Company’s IR manager, Mr. Ran Xiong.  Jessie Zheng from CCG is also on the call, and she will provide translation for the management team.
I would like to remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to various risks, including but not limited to, risks related to expansion into other tier II cities; capital resources to fund our land acquisition and property development; reliance on third-party contractors; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 11, 2010.  China HGS Real Estate Inc assumes no obligation to update these projections in the future as market conditions change.

Business Overview:  Elaine Ketchmere on behalf of Mr. Zhu,

I will now provide an overview of our business during the quarter on behalf of Mr. Zhu.  Thank you everyone for being on the call today.  The Company plans to host these calls each quarter. We began the year generating net income in line with our expectations as strong Chinese economic growth fueled real estate demand.

I’d like to provide a brief introduction for all those new to the Company’s story. China HGS through its wholly-owned subsidiary, Shaanxi Guangsha Investment and Development Group Co. Ltd., develops large scale and high quality commercial and residential projects. Our real estate properties include multi-floor apartment buildings, sub-high-rise apartment buildings and high-rise apartment buildings in China’s second-tier and third-tier cities. We possess the national grade II real estate qualification and maintain a strong commitment to quality control and service standards. We are the leading real estate developer in Hanzhong, Shaanxi Province and ranked as the No. 1 property developer in terms of market share in 2007 and 2008. Currently, we dominate over 80% of the resident real estate market in Hanzhong with a majority of our projects located in downtown Hanzhong, the city of Weinan, and Yang County.

Some of the financial highlights of the first quarter of 2010 include:

Our revenues grew 18.4% year over year to $10.4 million;.

Gross profit was $4.8 million with gross margin of 46.6%;

Operating income was $3.7 million;

Net income was $3.6 million, in line with our expectations;

And earnings per share were $0.08 per fully diluted share, slightly below our expectations due to a 6.1 million increase in the number of weighted average shares outstanding due to the reverse merger.

During the first quarter of fiscal 2010, all of our sales came from Phase II of our Yangzhou Pear Garden Project in Yang County, Shaanxi Province.  As of December 31, 2009, we pre-sold more than 85% of the total units available for sale.  Phase II comprises nine multi-floor buildings with 276 units and an aggregate GFA (Gross Floor Area) of 163,566 square meters. The high-quality of our construction, well-equipped units, and convenient transportation resulted in growing popularity of this project among local residents.

Currently, we have 3 projects under construction – two in Hanzhong City and one in Yang County – with a total Gross Floor Area of 502,004 sq m. Construction of Mingzhu Xinju – Project I and Mingzhu Garden Project in Hanzhong city are expected to be completed in December 2010. The growing recognition of our real estate properties and rise in consumer appetite for affordable housing provides us added confidence in our ability to successfully sell these units at attractive selling prices.

Now, I would now like to share with you the exciting growth opportunities available in the real estate development industry.

In China, while business centers like Beijing and Shanghai are becoming prohibitively expensive, there are still very affordable sites available in Tier II and III cities, where growth rates are expected to accelerate in the coming years. According to real estate consultancy Jones Lang LaSalle, by 2020, about 90% of China's commercial property trading will take place in Tier II and III cities. These markets are characterized by very few large scale developers, low competition, and relatively abundant land supply presenting an attractive growth opportunity. To optimally capture this market opportunity we plan to strategically enter new markets with the most attractive population, urbanization growth and economic growth rates, high levels of income and purchasing power of local residents, availability of future land supply and governmental urban planning and development policies. Further, we continue believe that these markets will be relatively immune from recent government actions to tighten the real estate market, since those initiatives are focused on larger cities that have exhibited high levels of speculation. Therefore, in the next three years, our plan includes strengthening our leading position in Hanzhong and expanding into nearby Tier III markets, such as Ankang and Shangluo in Shannxi, Dazhou in Sichuan, as well as Xi'an City in Shaanxi Province.

Hanzhong’s property market growth is based on strong underlying economic fundamentals including robust growth in GDP and disposable income. The residential property market has demonstrated great momentum and we believe supply shortages will continue to support prices in the future favorably impacting our profit margins. We currently have adequate land reserves with approximately 18 million square meters, which paves the way for large-scale real estate development in the long term and effectively reduces land cost.

Finally, sales and marketing initiatives form an important cornerstone of our business. We currently employ a sales and marketing team of 60 personnel in addition to the outside real estate agents we train to market our projects. We utilize our CRM system to track customer profiles to forecast future individual requirements and general demand for our projects.

We recently made some important enhancements to our corporate governance by adding Mr. Gordon Silver, David Sherman and Yuankai Wen as independent board members on January 6, 2010. With these additions, our board is now comprised of five directors, three of whom are independent. Our new directors bring valuable expertise which will improve our corporate oversight and governance policies, and increase our transparency. We believe we now meet the corporate governance requirements to list our shares on a major US exchange. We have also adopted a code of ethics and established audit, compensation and nominating and corporate governance committees.

Now I would like to discuss the Company’s financial results in more detail.

 Revenues increased 18.4% to $10.4 million, from $8.8 million in the comparable period of fiscal 2009, resulting from stronger advertising and sales promotions and a larger customer base.

Gross profit increased 21.0% to $4.8 million, as compared to $4.0 million in the same period last year. Gross margin was 46.6%, almost 100 basis points higher than the first quarter last year.

Total operating expenses were $1.1 million, up 274.1% from $0.3 million in the same period a year ago. Selling and distribution expenses rose 130.1% to $0.3 million due to increased advertising expenses to raise the Company’s brand awareness among customers in Yang County, a relatively new market. General and administrative expenses (“G&A”) were $0.8 million, up 385.1% year-over-year. The increase in G&A expenses was primarily related to legal and professional expenses associated with being a publicly traded company.

Operating income was flat year over year at $3.7 million. Operating margin was 35.8%, compared to 42.2% in the same period a year ago.

Net income was $3.6 million, or $0.08 per diluted share, up 1.3% from $3.5 million, or $0.09 per diluted share, in the same period a year ago.

Turning to the balance sheet and cash flow statement

As of December 31, 2009, China HGS had $1.9 million in cash and cash equivalents, up from $0.8 million at September 30, 2009. China HGS had working capital of $32.7 million and no long-term debt. Shareholders’ equity was $33.4 million. The Company generated $1.2 million of operating cash flow in the first quarter of fiscal 2010.

Now I will provide a few final remarks before I open up the call for questions and answers.

Elaine Ketchmere – Concluding remarks

We look forward to continuing to serve as a key player in the real estate development of Hanzhong, Shaanxi Province. We are confident in our ability to continue to capitalize on the growing opportunities in the real estate development business as we work with our contractors to provide value added properties and supporting infrastructure to the residents of Hangzhou.

We want to reiterate our belief that recent monetary policy changes are targeted towards tier I and tier II cities and therefore will be of minimal impact to our business operations. [The Company is also active in tier II cities, isn’t it? Why is there only a minimal impact to China HGS?] In the markets we operate, our average selling price has increased 5% to 10% in January 2010, and we expect this trend to continue throughout 2010.

Macroeconomic factors including increasing urbanization rate, population growth, high economic growth, and rising levels of resident disposable income are the key drivers for the rapid growth in real estate development in the tier II and tier III cities. Our product innovation, pricing, cost control and land acquisition strategy will continue to provide us a strong competitive edge in these markets. We take immense pride in the quality and comfort our projects deliver. Thanks to strong underlying economic fundamentals and growing demand in China, we are confident we will meet our previously issued guidance of revenue in the range of approximately $47.5 to $49.0 million and net income of approximately $15.5 to $16.0 million for fiscal 2010.

With that, I’d like to thank all of you for your interest in and support of China HGS. We will now open the call to any questions you may have for China HGS’s management team.

Operator?

Q&A session

Elaine Ketchmere – Closing the call
Thank you operator. On behalf of the entire China HGS management team, we want to thank you for your interest and participation on this call. The Company will present during the Rodman & Renshaw China Investment Conference to be held from March 7 to 9 in Beijing. If you have any interest in contacting or visiting China HGS please let us know. We look forward to speaking with you again next quarter. This concludes China HGS’s first quarter fiscal 2010 earnings conference call.

3